EMPLOYMENT AGREEMENT

(DAVID PRICE)

Employment Agreement (the "**Agreement**") effective as of the 26th day of April, 2017 (the "**Effective Date**") between Concordia International Corp. (the "**Corporation**") and David Price (the "**Employee**").

RECITALS

The Corporation wishes to employ the Employee, and the Employee wishes to be employed by the Corporation, under the terms of this Agreement.

In consideration of the mutual covenants and agreements contained in this Agreement (the receipt and adequacy of which are acknowledged), the parties agree as follows.

1. DEFINITIONS

Defined Terms.

1.1 As used in this Agreement, the following terms have the following meanings:

1.2 "**Affiliate**" as to any person means any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with" as used with respect to any person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person whether through ownership of voting securities, by contract or otherwise;

1.3 "**Base Salary**" has the meaning set forth in Section 3.1;

1.4 "**Benefits**" has the meaning set forth in Section 3.5;

1.5 "**Board of Directors**" means the board of directors of the Corporation;

1.6 "**Bonus**" has the meaning set forth in Section 3.2;

1.7 "**Business**" means the businesses carried on by the Corporation and its Affiliates from time to time, currently consisting of (i) the discovery, enhancement and licensing of drug delivery technologies and pharmaceutical compounds; and/or (ii) the development, manufacturing, licensing and marketing of proprietary pharmaceutical specialties, existing and new molecule pharmaceutical specialties and generic difficult to copy off patent drugs;

1.8 "**Business Day**" means any day of the year, other than a Saturday, Sunday or any day on which banks are required or authorized to close in the City of Toronto, Province of Ontario;

1.9 "**Cause**" means:

(a) the inability of the Employee to perform his duties due to a legal or contractual impediment such as an injunction, restraining order or other type of judicial judgment, a decree or order entered against the Employee or against the Corporation as a result of the actions or omissions of the Employee, or a conflicting contractual obligation of the Employee, and a failure by the Employee to commence curing such default within (5) Business Days following receipt of a written notice of default from the Corporation and to complete such cure within thirty (30) days following receipt of such notice;

(b) a material breach by the Employee of the Employee's material duties and obligations hereunder, or of any of the material restrictions or covenants contained in this Agreement, excluding the restrictions or covenants in Articles 5, 6, 7, 8 and 9 of this Agreement (other than as a result of a disability referred to in Section 4.7) following a written notice of such breach from the Corporation and, if such breach is, in the determination of the Corporation, curable, failure by the Employee to cure such breach within ten (10) Business Days following receipt of such notice;

(c) a breach by the Employee of any of the restrictions or covenants in Articles 5, 6, 7, 8 or 9 of this Agreement and a failure by the Employee to cure such default within (5) Business Days following receipt of a written notice of that default from the Corporation;

(d) a material breach or neglect of the material duties and obligations of the Employee under this Agreement that is demonstrably willful or deliberate on the part of the Employee, or that is committed in bad faith or without reasonable belief that such breach is in the best interests of the Corporation, or other serious misconduct in the course of carrying out those duties or obligations;

(e) a conviction of the Employee, or the entering of a guilty plea or a plea of no contest by the Employee, with respect to any crime involving fraud, larceny or embezzlement, or any other crime involving moral turpitude;

(f) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Corporation or any of its Affiliates or Customers; or

(g) any other act or omission of the Employee that would in law permit an employer to terminate the employment of an employee without notice or payment in lieu of notice;

1.10 "**Change of Control**" means the occurrence of any one or more of the following events:

(a) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation and another corporation or other entity, as a result of which the holders of common shares of the Corporation immediately prior to the completion of the transaction hold less than 50% of the outstanding shares of the successor corporation after completion of the transaction;

(b) any person, entity or group of persons or entities acting jointly or in concert (an "**Acquiror**") acquires or acquires control (including, without limitation, the right to vote or direct the voting) of common shares of the Corporation which, when added to the common shares owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or Affiliates of the Acquiror to cast or to direct the casting of 50% or more of the votes attached to all of the Corporation's outstanding common shares which may be cast to elect directors of the Corporation or the successor corporation (regardless of whether a meeting has been called to elect directors);

(c) an Acquiror (i) acquires or acquires control (including, without limitation, the right to vote or direct the voting) of common shares of the Corporation which, when added to the common shares owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or Affiliates of the Acquiror to cast or to direct the casting of more of the votes attached to all of the Corporation's outstanding common shares which may be cast to elect directors of the Corporation or the successor corporation (regardless of whether a meeting has been called to elect directors) than the number of common shares which may be voted or directed to vote by the Corporation and its Affiliates or subsidiaries, and (ii) exercises effective control over the management and operations of the Corporation;

(d) as a result of or in connection with: (i) a contested election of directors; or (ii) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation and another corporation or other entity where the nominees

named in the most recent management information circular of the Corporation for election to the Board of Directors shall not constitute a majority of the Board of Directors; or

(e) the Board of Directors adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent. The foregoing definition of "Change of Control" shall also apply to an entity that controls the Corporation;

1.11 "**Confidential Information**" means all information, data, technology, material or other property of any kind and in whatever form, that is owned, possessed or controlled by, or licensed to, the Corporation and/or any of its Affiliates, including, without limitation, all information related to the development, manufacture, supply, distribution or sale of products or services of the Corporation and/or its Affiliates, all names of or lists of licensors, licensees, consultants, customers and suppliers of the Corporation and/or its Affiliates, or which pertain to the Corporation and/or its Affiliates, and any other information belonging to or in the possession of the Corporation and/or its Affiliates, that the Corporation and/or any Affiliate treats or is obliged by contract or law to treat as confidential. The phrase "Confidential Information", however, shall not include information that:

(a) has become or known to the public otherwise than by any unauthorized act or omission of the Employee; or

(b) the Employee is required by law to disclose, provided that, unless prohibited by law, the Employee first notifies the Chief Executive Officer of the Corporation at the first reasonable opportunity that the Employee is required to disclose such Confidential Information and the Employee affords the Corporation an opportunity to seek a protective order from the courts within the time constraints imposed by the law requiring disclosure;

1.12 "**Customer**" means any person who, during the course of employment or in the event of termination of employment, in the twelve (12) months preceding the date of termination of the Employee's employment hereunder for any reason, has (i) purchased or licensed from the Corporation or its Affiliates any technology, know-how, intellectual property, product or service produced, supplied, sold, licensed or distributed by the Corporation or its Affiliates or, (ii) sold, licensed or supplied to the Corporation or its Affiliates any technology, know-how, intellectual property, product or services to be used, produced, sold, licensed or distributed by the Corporation or its Affiliates;

1.13 **"Development"** means any discovery, invention, design, technology, improvement, concept, specification, creation, development, treatment, computer program, method, process, apparatus, specimen, formula, formulation, product, hardware or firmware, drawing, report, memorandum, article, letter, notebook and any other work of authorship or inventions (whether or not patentable or copyrightable) and any legally recognized intellectual property (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), the Confidential Information and all records and copies of records relating to the foregoing, that are conceived, recorded, created, developed or invented in whole or in part by the Employee (individually or in collaboration with others) in the course of his employment with the Corporation;

1.14 **[Reserved]**

1.15 **"including"** means including without limitation;

1.16 **"Indemnity Agreement"** means the form of indemnity agreement to be entered into between the Employee and the Corporation after the date hereof;

1.17 **"Intellectual Property Rights"** means all worldwide intellectual and industrial property rights in connection with any Development including;

(a) patents, inventions, discoveries and improvements;

(b) copyrights;

(c) trademarks;

(d) trade secrets;

(e) industrial and artistic designs; and

(f) the right to apply for registration or protection of any of the foregoing;

1.18 **"Long-Term Incentive Plan"** means any plan that may from time to time be put in place by the Corporation governing the issuance of restricted share units and/or deferred share units;

1.19 **"Notice of Resignation Period"** has the meaning set forth in Section 4.1(a);

1.20 **"person"** means any individual, corporation, limited liability corporation, limited or general partnership, joint venture, association, joint-stock corporation, trust, plan, unincorporated organization or government or any entity or political subdivisions thereof;

1.21 **"Prospective Customers"** means any person who, during the course of employment or in the event of termination of employment, in the twelve (12) months preceding the date of termination: (i) was solicited by the Employee on behalf of the Corporation or its Affiliates for any purpose relating to the Business; or (ii) was to the knowledge of the Employee, solicited by the Corporation or its Affiliates for any purpose relating to the Business; or (iii) solicited the Corporation or any of its Affiliates for any purpose relating to the Business;

1.22 **"Stock Option Plan"** means any plan that may from time to time be put in place by the Corporation governing the issuance of options to purchase shares in the capital of the Corporation; and

1.23 **"Territory"** means any country which accounts for 20% or more of the Corporation's consolidated revenues on the date on which the Employee's employment with the Corporation ceases.

Other terms that are not specifically defined in this Article 1 shall have the meanings given to them elsewhere in this Agreement.

2. EMPLOYMENT POSITION

2.1 On the terms and subject to the conditions hereinafter contained, the Employee will be employed by the Corporation as Chief Financial Officer of the Corporation located in Oakville, Ontario.

2.2 The Corporation reserves the right to establish the employment relationship of the Employee directly with the Corporation or directly with any of its Affiliates, and to change any such employment relationship over time, as it deems necessary or appropriate to comply with legal or fiscal requirements or for ease of administration of employee benefits programs or other matters.

Duties of Employment

2.3 The Employee shall report to and be subject to the general direction of the Chief Executive Officer of the Corporation, or to such other officer of the Corporation as the Chief Executive Officer shall appoint. The Employee agrees to perform the duties and responsibilities of the Chief Financial Officer as assigned to him from time to time by the Corporation. The Employee will also have the customary duties, responsibilities, obligations and authority of a Chief Financial Officer at a global, publicly-traded company.

Full and Faithful Service

2.4 The Employee:

(a) shall well and faithfully serve the Corporation and its Affiliates to the best of his ability;

(b) acknowledges that his employment by the Corporation shall, unless otherwise agreed to in writing by the Chief Executive Officer, be his sole occupation and that he will devote substantially all of his business efforts, time and attention to the performance of his duties and the observing of all instructions given to the Employee by the Chief Executive Officer;

(c) shall not actively engage in any other employment, occupation or consulting activity for any direct or indirect compensation without the prior approval of the Chief Executive Officer; provided, however, that the Employee may (a) serve on the boards of directors of other companies that are not direct competitors of the Corporation (subject to reasonable approval of the Chief Executive Officer) and boards of trade associations or charitable organizations; (b) engage in charitable activities and community affairs; or (c) manage the Employee's personal investments and affairs, as long as such activities do not materially interfere with the Employee's duties and responsibilities to the Corporation or present any conflict of interest with the Corporation or the Business;

(d) shall use his best efforts to promote the success of Corporation and of the Business now or hereafter conducted by the Corporation and its Affiliates;

(e) shall not engage in any activity that would impair his duties or obligations to the Corporation or that would put the Employee in conflict with respect to such duties and obligations; and

(f) shall comply with (i) all the lawful policies and procedures established by the Corporation, that are brought to the attention of the Employee, and (ii) all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory and administrative bodies.

Term

2.5 This Agreement shall be effective from the date hereof and shall continue in effect unless earlier terminated in accordance with Article 4 hereof. Notwithstanding the foregoing, the Employee's start date shall be no later than May 15, 2017.

2.6 Subject to the Corporation's obligation to provide severance benefits and the obligations of the Employee and the Corporation to provide any notice of termination required by this Agreement,

the Employee and the Corporation acknowledge that this employment relationship may be terminated at any time and for any or no cause or reason, at the option of either the Employee or the Corporation.

3. REMUNERATION AND BENEFITS

Salary

3.1 The Corporation shall pay to the Employee an annual salary of $420,000 (the "**Base Salary**"), payable to the Employee in equal installments twice per month for the term hereof, in accordance with the payroll practices of the Corporation for its senior management in effect from time to time. The Base Salary will be subject to annual review in accordance with the Corporation's normal review process for other similarly situated senior officers of the Corporation. Any adjustment to the Base Salary shall not be automatic, but shall be based on the performance of the Employee and the Corporation over the past year or such other period of time provided for in that normal review process.

Bonus

3.2 The Employee shall be eligible to participate in the Corporation's performance bonus program, but acknowledges that any performance bonus shall be at the unfettered discretion of the Board of Directors, and shall be payable (if applicable) at such time as the Board of Directors shall determine in its sole discretion, except as otherwise explicitly provided herein. The initial bonus target shall be 100% of Base Salary (the "**Bonus**"), with a maximum bonus opportunity of 150% of Base Salary. Any Bonus awarded to the Employee will be paid in accordance with the Company's bonus plan, and may be paid in cash, compensation stock or a combination thereof at the sole discretion of the Corporation. For greater certainty, the Employee's Bonus in his first year of employment with the Corporation shall not be pro rated and the Bonus shall be calculated as if the Employee had been employed for the full calendar year in 2017.

Stock Option Plan and Long-Term Incentive Plan

3.3 The Employee shall be entitled to participate in the Stock Option Plan and Long-Term Incentive Plan established by the Corporation on the terms and conditions set out in those plans. The Employee shall be granted, as an initial equity grant, and at such time as approved by the Board of Directors, and in accordance with the Long-Term Incentive Plan, 33,000 restricted share units (the

"**RSUs**") upon and subject to the terms and conditions of the Long-Term Incentive Plan. The RSUs shall vest as to 1/3 on each anniversary of the Effective Date.

3.4 **[Reserved]**.

Benefits

3.5 The Employee shall be eligible to participate in all benefits (the "**Benefits**") that the Corporation may provide for its senior management from time to time, in accordance with the terms of such plans as they may change from time to time.

Expenses

3.6 The Corporation will pay or reimburse the Employee for reasonable expenses incurred in the performance of his duties, in accordance with the Corporation's expense reimbursement policy. The Employee will keep receipts available for review by the Corporation's auditors. All payments or reimbursements will be made as soon as practical after submission by the Employee of vouchers, bills or receipts for all expenses.

Vacation

3.7 During each full calendar year of this Agreement, the Employee will be entitled to three (3) weeks' vacation with pay, at times approved in writing by the Chief Executive Officer. The Employee will not be allowed to carry forward any unused vacation time into the next year unless approved by the Chief Executive Officer in writing.

Applicable Taxes

3.8 All payments and benefits hereunder shall be subject to all applicable tax and payroll deductions and other withholdings required by law or regulation.

Vesting Acceleration Upon Termination

3.9 Notwithstanding any provision to the contrary in this Agreement, the Stock Option Plan or the Long-Term Incentive Plan, in the event that the Employee's employment is terminated by the Corporation pursuant to Sections 4.1(d) or 4.1(e), then any options or restricted share units that have been granted to the Employee, to the extent outstanding and unvested, will immediately vest, equal to the number of options and restricted share units scheduled to vest on each respective remaining vesting date multiplied in each case by a fraction, the numerator of which is the number

of days from the grant date through the termination date, and the denominator of which is the number of days from the grant date through each respective vesting date.

Relocation Expenses

3.10 The Corporation shall pay to the Employee a one-time payment of $25,000 to cover the Employee's expenses incurred in relocating to Oakville, Ontario, provided that the Employee has relocated to Oakville, Ontario on or prior to August 31, 2017.

4. TERMINATION

Termination

4.1 This Agreement and the employment contemplated hereunder may (and in the case of Section 4.1(a), shall) be terminated, in the following manner and in the following circumstances:

(a) by the Employee, by providing three (3) months written notice of resignation to the Corporation (the **"Notice of Resignation Period"**), in which case this Agreement and the Employee's employment shall terminate at the end of the Notice of Resignation Period. The Corporation may in its sole discretion waive the Notice of Resignation Period, in whole or in part, subject to Section 4.2(a) below;

(b) by the Corporation, for Cause, upon notice in writing to the Employee setting out the Cause for termination (and, as applicable, the failure by Employee to cure such event within any applicable cure period), in which case this Agreement and the Employee's employment shall terminate immediately upon receipt of that notice by the Employee from the Corporation;

(c) automatically without further notice, upon the death of the Employee, in which case the Employee's employment and this Agreement shall terminate on the date of the Employee's death;

(d) by the Corporation, without Cause and other than for the circumstances in Section 4.1(c), upon notice in writing to the Employee, in which case this Agreement and the Employee's employment shall terminate immediately upon receipt by the Employee of that notice; and

(e) by the Employee for Good Reason (as defined below), in which case this Agreement and the Employee's employment shall terminate immediately upon receipt of the notice described in paragraph 4.1(e)(iv) below by the Corporation.

For purposes of this Agreement, the Employee shall be entitled to assert that a voluntary resignation by the Employee is a termination for "**Good Reason**" if:

(i) the Corporation makes: (a) any material adverse reduction in the Employee's responsibilities; or (b) a material reduction in the Employee's Base Salary (other than a downward adjustment based on the overall financial performance of the Corporation that affects similarly situated employees generally);

(ii) the Employee notifies the Corporation in writing of the Employee's belief that any action taken by the Corporation is one of the actions identified in paragraph (i) above within thirty (30) days of the event at issue;

(iii) the Corporation has not remedied any of the events set forth in paragraph (i) above within thirty (30) days after receipt of the written notice from the Employee as described in paragraph (ii) above; and

(iv) in the event that the Corporation has not remedied such event within thirty (30) days after receipt of the written notice from the Employee described in paragraph (ii) above, the Employee provides a written notice of termination, specifying the basis for asserting that the termination is for Good Reason, within ten (10) days after the Corporation's failure to remedy such event within the thirty (30) day period referred to in paragraph (iii) above.

Employee's Entitlement Upon Termination

4.2 Subject to Article 10, in the event the Employee's employment is terminated pursuant to Section 4.1, and subject to the provisions of Section 4.5, the Employee shall be entitled only to the following compensation and benefits upon termination:

(a) should this Agreement be terminated by the Employee pursuant to Section 4.1(a), and provided that the Employee has given the notice required by Section 4.1(a), the Employee will not be entitled to any benefits or compensation (including unpaid annual incentive awards) after the resignation date other than unpaid Base Salary or accrued vacation not taken in the year of termination.

(b) should this Agreement be terminated pursuant to Section 4.1(b) or Section 4.1(c), the Employee shall only be entitled to:

(i) payment of the Employee's Base Salary up to the date of termination of the Employee's employment by the Corporation;

(ii) in the event of the death of the Employee only, the pro-rata bonus accrued prior to the death of the Employee, to be paid within thirty (30) days after the date of the death of the Employee;

(iii) any Benefits to which the Employee may be entitled and which are unpaid as of the date of termination of the Employee's employment by the Corporation or death of the Employee, to be paid within thirty (30) days after the date of termination of the Employee's employment by the Corporation or death of the Employee, as applicable;

(iv) the value of any vacation time to which the Employee was entitled as of the date of termination of the Employee's employment by the Corporation or death of the Employee, to be paid within thirty (30) days after the date of termination of the Employee's employment by the Corporation or death of the Employee, as applicable;

(v) any business expenses properly incurred under Section 3.6 of this Agreement, but not reimbursed as of the date of termination of the Employee's employment by the Corporation or death of the Employee, to be paid within thirty (30) days after the date of termination of the Employee's employment by the Corporation or death of the Employee, as applicable; and

(vi) in the event of the death of the Employee, any options or restricted share units that have been granted to the Employee during the term of his employment, to the extent outstanding and unvested, will immediately vest, equal to the number of options and restricted share units scheduled to vest on each respective remaining vesting date multiplied in each case by a fraction, the numerator of which is the number of days from the grant date through the termination date, and the denominator of which is the number of days from the grant date through each respective vesting date.

(c) should the Agreement be terminated pursuant to either Sections 4.1(d) or 4.1(e), the Employee shall only be entitled to:

(i) payment of an amount equal to 125% of the Employee's Base Salary, to be paid within thirty (30) days after the date of termination of the Employee's employment by the Corporation;

(ii) an amount equal to 125% of the Employee's target Bonus opportunity as of the date of termination of the Employee's employment by the Corporation, to be paid within thirty (30) days after the date of termination of the Employee's employment by the Corporation;

(iii) the value of any vacation time to which the Employee was entitled as of the date of termination of the Employee's employment by the Corporation, to be paid within thirty (30) days after the date of termination of the Employee's employment by the Corporation;

(iv) any business expenses properly incurred under Section 3.6 of this Agreement, but not reimbursed as of the date of termination of the Employee's employment by the Corporation, to be paid within thirty (30) days after the date of termination of the Employee's employment by the Corporation;

(v) any awarded but unpaid bonus, to be paid within thirty (30) days after the date of termination of the Employee's employment by the Corporation;

(vi) payment of an amount sufficient to purchase family health insurance comparable to the insurance included in the Benefits for a period of twelve (12) months following the date of termination of the Employee's employment by the Corporation, to be paid in equal monthly installments following the date of termination and commencing thirty (30) days after the date of termination; and

(vii) all unvested options and restricted share units granted to the Employee shall vest in accordance with Section 3.9 hereof.

Effect of Termination

4.3 Upon termination of his employment for any reason whatsoever, the Employee shall thereupon be deemed to have immediately resigned any position the Employee may have as an officer, director

or employee of the Corporation, together with any other office, position or directorship which the Employee may hold with any of the Affiliates. In such event, the Employee shall, at the request of the Corporation, forthwith execute any and all documents appropriate to evidence such resignations. The Employee shall not be entitled to any payments in respect of such resignations other than the payments specifically provided for herein.

Payment Upon Termination

4.4 The payments referred to in Section 4.2 are inclusive of any termination and/or severance payments that may be required under any applicable employment standards legislation, and have been agreed upon by the Employee and the Corporation with reference to the Employee's length of service with the Corporation and all other relevant or applicable factors.

Release

4.5 If the employment of the Employee is terminated by the Corporation pursuant to Section 4.1(d) or 4.1(e), the Employee will be eligible for the severance payments and benefits set out in Section 4.2; provided that:

(a) the Employee continues to comply with the Articles 5, 6, 7, 8 and 9 of this Agreement; and

(b) the Employee executes, and does not revoke, a written waiver and release in a form reasonably prescribed by the Corporation.

4.6 The Employee agrees that payment by the Corporation of the amounts set out in Section 4.2 shall be in full and final settlement of any and all actions, causes of actions, suits, claims, demands and entitlements whatsoever which the Employee has or may have against the Corporation and/or its Affiliates and any of their respective directors, officers, employees, representatives, successors and assigns arising out of his hiring, his employment and the termination of his employment or this Agreement.

Disability

4.7 If, during the term of this Agreement, illness, disease, or physical or mental incapacity render the Employee generally incapable of performing his duties or obligations under this Agreement, or unfit to advance or represent the Corporation (a) for a period in excess of ninety (90) consecutive days, or (b) for more than one hundred and eighty (180) days, whether consecutive or not, in any period of twelve (12) consecutive months, then the Corporation shall have the right to terminate

this Agreement, on thirty (30) days' notice to the Employee. Any such termination shall be treated in the same way as a termination pursuant to Section 4.1(c). The provisions of this Section 4.7 are not intended to affect any rights the Employee may otherwise have under any disability insurance policies in effect at the time of such disability or termination.

Return of Property

4.8 On the date of termination of the Employee's employment pursuant to this Article 4, the Employee shall promptly surrender to the Corporation all information in whatever form (including all Confidential Information) and any other documents, materials, data, property, information and equipment belonging to the Corporation or its Affiliates or relating to the business of the Corporation or its Affiliates that is in the Employee's possession, custody or control, and the Employee shall not thereafter retain or deliver to any other person any of the foregoing or any summary or memorandum thereof.

5. CONFIDENTIAL INFORMATION

Confidentiality

5.1 During and after the Employee's employment by the Corporation, the Employee will not disclose Confidential Information to any person or entity other than as necessary in providing the Employee's services to the Corporation, without first obtaining the Corporation's consent, and will take all reasonable precautions to prevent inadvertent disclosure of Confidential Information and will not use, copy, transfer or destroy any Confidential Information other than as necessary in providing services to the Corporation, without first obtaining the Corporation's consent, and will take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information.

Corporation Property

5.2 Confidential Information (including any reproduction thereof) and all other Intellectual Property Rights shall remain the sole property of the Corporation and shall be returned to the Corporation immediately upon request or pursuant to Section 4.8 above.

6. NON-COMPETITION

Non-Competition

6.1 The Employee shall not, during the term of this Agreement and for a period of twelve (12) months following the termination of his employment, for any reason, on his own behalf or on behalf of any person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person, carry on or be engaged in or have any financial or other interest in or be otherwise commercially involved in any endeavour, activity or business in all or part of the Territory which is the same as or competes with all or any part of the Business.

Exception

6.2 It shall not be a breach of the obligations of the Employee under Sections 6.1 and 7.1 for the Employee to own, strictly as a passive investor, no more than one percent (1%) (including shares held by any spouse, partner or child of the Employee or any trust, partnership, corporation, limited liability company, joint venture, association, joint-stock corporation or other entity controlled by the Employee and/or any spouse, partner and/or child of the Employee) of the issued and outstanding shares of, or any other interest in, any body corporate which is listed on any recognized stock exchange, the business of which body corporate is in competition, in whole or in part, with the Business.

7. NON-SOLICITATION

Non-Solicitation of Customers or Employees

7.1 The Employee shall not, during the term of this Agreement and for a period of twelve (12) months following the date of termination of his employment, for any reason, on his own behalf or on behalf of or in connection with any other person, without the prior written consent of the Corporation, directly or indirectly, in any capacity whatsoever, alone through or in connection with any person:

(a) canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Customer or Prospective Customer for any purpose which is competitive with all or any part of the Business;

(b) accept (or procure or assist the acceptance) from any Customer or Prospective Customer any business that is competitive with all or any part of the Business;

(c) supply (or procure or assist the supply) to any Customer or Prospective Customer for any purpose any goods or services that are competitive with all or any part of the Business;

(d) employ, engage, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away any person who is employed or engaged by the Corporation or its Affiliates, whether or not such person would commit any breach of their contract or terms of employment or engagement by leaving the employ or the engagement of the Corporation or such Affiliate; or

(e) procure or assist any person to employ, engage, offer employment or engagement or solicit the employment or engagement of any person who is employed or engaged by the Corporation or its Affiliates or otherwise entice away from the employment or engagement of the Corporation or its Affiliates any such person.

Non-Interference

7.2 The Employee shall not, during the term of this Agreement and for a period of twelve (12) months following the date of termination of his employment, on his own behalf or on behalf of or in connection with any other person, directly or indirectly, in any capacity whatsoever, including as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchiser, franchisee, distributor, consultant, supplier or trustee, or by and through any corporation, cooperative, partnership, trust, unincorporated association or otherwise, interfere or attempt to interfere with all or any part of the Business or persuade or attempt to persuade any Customer, Prospective Customer, employee or supplier of the Corporation or its Affiliates to discontinue or alter such person's relationship with the Corporation or its Affiliates.

8. NON-DISPARAGEMENT

Non-Disparagement

8.1 The Employee shall not make or publish any written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Corporation, its Affiliates or its and their respective management.

8.2 The Corporation shall not make or publish any written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Employee.

9. INTELLECTUAL PROPERTY

Ownership of Intellectual Property

9.1 All rights, titles and interests in or to any Development shall vest in and shall be owned exclusively by the Corporation immediately on its creation or conception. The Employee irrevocably grants, transfers and assigns to the Corporation all of his right, title and interest, if any, in any and all Developments, including rights to translation and reproductions in all forms or formats and all Intellectual Property Rights if any, therein.

9.2 At all times hereafter, the Employee shall promptly disclose to the Corporation all Developments, and shall execute such written transfers or assignments of such Developments to the Corporation as the Corporation may request. The Employee shall assist the Corporation to obtain any Intellectual Property Right in Canada, the United States and in any other countries, with respect to any Development granted, transferred or assigned to the Corporation. The Employee shall execute such documents, and do all things necessary to apply for, obtain or protect such Intellectual Property Rights, to further assign such Intellectual Property Rights to the Corporation, and to assist the Corporation in enforcing its rights against infringement by other parties at the Corporation's expense.

9.3 The Employee shall keep complete, accurate, and authentic information and records with respect to Developments in the manner and form specified by the Corporation. Such information and records, and all copies thereof relating to any Developments, shall be the property of Corporation. The Employee shall promptly deliver such information and records at the request of the Chief Executive Officer. All such information and records shall be Confidential Information upon their creation.

Moral Rights

9.4 The Employee hereby irrevocably waives, in favour of the Corporation, its successors, assigns and nominees, all moral rights arising under the Copyright Act (Canada) as amended (or any successor

legislation of similar effect) or similar legislation in any applicable jurisdiction, or at common law, to the full extent that such rights may be waived in each respective jurisdiction, that the Employee may have now or in the future with respect to the Developments.

Assignment and Quitclaim

9.5 Concurrently with the execution of this Agreement, the Employee will execute and deliver to the Corporation an Assignment and Quitclaim substantially in the form attached hereto as Schedule "A".

10. CHANGE OF CONTROL

(a) If a Change of Control occurs, and notwithstanding any provision to the contrary in this Agreement, the Stock Option Plan or the Long-Term Incentive Plan, then any options or restricted share units that have been granted to the Employee during his employment, to the extent outstanding and unvested, will immediately vest.

(b) This Agreement and the employment of the Employee shall be deemed to have been terminated pursuant to Section 4.1(d) and the payments set forth in Sections 4.2(c)(i) to 4.2(c)(vi) shall be payable to the Employee in accordance with Section 4.2(c) if: (i) the Employee's employment with the Corporation is terminated for a reason other than the circumstances in Section 4.1(b) at any time within a period of twelve (12) months following a Change of Control; or (ii) during the six month period prior to a Change of Control, the Employee's employment with the Corporation is terminated for a reason other than the circumstances in either Section 4.1(b) or 4.1(c), if the termination was at the request of a third party or otherwise arose in anticipation of the Change of Control.

11. RECOGNITION

Recognition

11.1 The Employee expressly acknowledges that the provisions of Articles 5, 6, 7, 8 and 9 of this Agreement are of the essence of this Agreement, and that the Corporation would not have entered into this Agreement, without the inclusion of the said Articles.

11.2 The Employee further expressly acknowledges that the application or enforcement by the Corporation of the provisions of Articles 5, 6, 7, 8 and 9 of this Agreement would not have the

effect of prohibiting the Employee from earning a living in a satisfactory manner in the event of the termination of his employment and of this Agreement.

11.3 The Employee further expressly acknowledges that the provisions of Articles 5, 6, 7, 8 and 9 of this Agreement grant to the Corporation only such protection as is reasonably necessary to preserve the legitimate interests of the Corporation and the Employee equally recognizes, in this respect, that the description of the Business and Territory is reasonable.

Remedies

11.4 The Employee hereby recognizes and expressly acknowledges that the Corporation would be subject to irreparable harm should the Employee breach any of the provisions of Article 5, 6, 7, 8 or 9 of this Agreement, or any of the Employee's obligations thereunder; that damages alone would be an inadequate remedy for any breach of any of those provisions; and that the Corporation, in addition to all other remedies, shall be entitled as a matter of right to equitable relief, including temporary or permanent injunction, to restrain any such breach, whether actual or threatened.

12. CONFLICTING OBLIGATIONS

No Conflicting Obligations

12.1 The Employee represents and warrants to the Corporation that:

(a) there exists no agreement or contract, and he is not subject to any obligation, that restricts him from (i) being employed by the Corporation; or (ii) performing the duties assigned to him pursuant to this Agreement; or (iii) soliciting the clients or customers of a third party; or (iv) using information within his knowledge or control which may be useful in the performance of his duties for the Corporation;

(b) in the performance of his duties for the Corporation, he shall not knowingly or improperly bring to the Corporation, or use, any trade secrets, confidential information or other proprietary information of any third party; and

(c) he will not knowingly infringe, or cause the Corporation to infringe the Intellectual Property Rights of any third party.

Indemnities

12.2 The Employee acknowledges that the Corporation has relied upon the representations outlined in Section 12.1 above. The Employee shall indemnify and hold the Corporation, its Affiliates and their respective directors, officers, employees, agents and/or consultants harmless against any and all claims, liabilities, losses, damages, costs, fees and/or expenses, including reasonable legal fees, incurred by the Corporation, its Affiliates and their respective directors, officers, employees, agents and/or consultants by reason of an alleged breach by the Employee of any of the representations contained in Section 12.1 of this Agreement, or any failure of the Employee to provide the notice required by Section 4.1(a).

12.3 Subject to the provisions of any applicable law, the Corporation agrees to indemnify the Employee in accordance with the Indemnity Agreement.

13. GENERAL

Notice Provisions

13.1 Except as otherwise expressly provided in this Agreement, all notices relating to this Agreement shall be in writing and either delivered by hand, courier service or facsimile transmission and addressed as follows:

The Employee:	David Price 9935 Cherry Creek Blvd, #107 Raleigh, North Carolina 27617
The Corporation:	Concordia International Corp. 277 Lakeshore Road East, Suite 302 Oakville, Ontario L6J 1H9

Any address referred to in this Section 13.1 may be changed by notice given in accordance with the provisions of this Section. Any notice which is delivered by hand, courier service or facsimile transmission shall be effective when delivered.

Entire Agreement

13.2 This Agreement contains the entire agreement between the Corporation and the Employee and supersedes all previous negotiations, understandings and agreements whether oral or written, with respect to the terms and conditions of employment between the Corporation and the Employee.

Survival

13.3 It is expressly agreed by the parties hereto that the provisions of Articles 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13 (other than as set forth in Section 13.5) of this Agreement shall survive any termination of this Agreement and of the Employee's employment, for any reason.

Privacy

13.4 The Employee acknowledges and agrees that the Corporation has the right to collect, use and disclose his personal information for purposes relating to his employment with the Corporation, including:

(a) ensuring that he is paid for his services to the Corporation;

(b) administering any Benefits to which he is or may become entitled, including disclosing his personal information to any insurance company and/or broker or to any entity that manages or administers the Corporation's benefit plans;

(c) compliance with any regulatory reporting and withholding requirements relating to his employment;

(d) in the event of a sale or transfer of all or part of the shares or assets of the Corporation, disclosing to any potential acquiring organization the Employee's personal information solely for the purposes of determining the value of the Corporation and its assets and liabilities and to evaluate the Employee's position in the Corporation. If the Employee's personal information is disclosed to any potential acquiring organization, the Corporation will require the potential acquiring organization to agree to protect the privacy of the Employee's personal information in a manner that is consistent with any policy of the Corporation dealing with privacy that may be in effect from time to time, and/or any applicable law that may be in effect from time to time; and

(e) compliance with applicable securities laws and/or stock exchange requirements.

13.5 The consent provided herein shall terminate on the termination of this Agreement, except to the extent necessary to enable the parties to comply with their obligations under this Agreement.

Governing Law

13.6 This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario.

Successors and Assigns

13.7 This Agreement may not be assigned by the Employee. This Agreement and the rights and obligations of the parties hereunder may, without any further consent of the Employee, be assigned by the Corporation to an Affiliate or to any person that succeeds to all or substantially all of the business, assets or property of the Corporation.

Execution of Further Documents

13.8 The Corporation and Employee shall, from time to time and at all times, do all such further acts and execute and deliver all such further documents and assurances as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

Amendments and Waivers

13.9 No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by the Employee and the Corporation. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a waiver or continuing waiver unless otherwise expressly stated in writing by the party to be bound thereby.

Severability

13.10 In the event that any provision or any part of any provision hereof is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by a court, this Agreement shall be construed as not containing such provision or part of such provision, and the invalidity of such provision or such part shall not affect the validity of any other provision, or the remainder of such provision hereof. All other provisions hereof that are otherwise lawful and valid shall remain in full force and effect.

Legal Advice

13.11 The Employee acknowledges that he has been afforded the opportunity to obtain independent legal advice with respect to this Agreement and that he fully understands the nature and consequences of this Agreement.

Currency

13.12 All amounts expressed herein are in United States dollars unless otherwise noted, and all payments hereunder are subject to all applicable and required withholdings and deductions.

Preamble/Recital

13.13 The Employee and the Corporation acknowledge and agree that the provisions contained in the preamble/recital section of this Agreement shall form part of this Agreement and may be relied upon by either party.

Counterparts

13.14 This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written.

I have authority to bind the corporation.

CONCORDIA INTERNATIONAL CORP. Per: [signature] Name: Allan Oberman Title: CEO I have authority to bind the corporation	DAVID PRICE [signature]
	Witness

SCHEDULE "A"

INDIVIDUAL - ASSIGNMENT AND QUITCLAIM

IN CONSIDERATION of the sum of One Dollar ($1.00) and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the undersigned), the undersigned does hereby sell, assign, transfer and quitclaim unto Concordia International Corp., its successors and assigns or, at the direction of Concordia International Corp., any affiliate or subsidiary of Concordia International Corp. (collectively, the "Assignee"), all past, present and future right, title and interest in and to any

(a) product, discovery, invention, design, technology, improvement, concept, specification, creation, development, treatment, computer program, method, process, apparatus, specimen, formula, formulation, hardware or firmware;

(b) literary material, memorandum, article, letter, notebook, report, software, design, drawing, artwork, image, and any other work of authorship;

(whether or not patentable or copyrightable) and any legally recognized intellectual property relating to any of the foregoing, (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets):

(a) that the undersigned creates or develops while in the employment of the Assignee; or

(b) that were created or developed, or which the undersigned creates or develops, using the resources of the Assignee (in whole or in part); and

(all of the foregoing collectively, the "Work Product") together with all of the goodwill of the undersigned associated with such Work Product and the right to sue for past violations or infringements of the Work Product.

The undersigned, for the consideration specified as aforesaid, acknowledges that the Assignee shall have the sole and exclusive right but not the obligation to use, adapt, change or revise any or all of the Work Product, and the undersigned hereby expressly and irrevocably waives any so-called "moral rights" of authors in the Work Product which now are, or hereafter may be, recognized by custom, usage or law.

IN FURTHER CONSIDERATION as aforesaid the undersigned hereby represents and warrants:

(a) That the undersigned has the power to sell;

(b) That the undersigned is the legal and beneficial owner of all the right, title and interest hereby conveyed, transferred and quitclaimed to the Assignee;

(c) The undersigned has not conveyed or encumbered the Work Product or any interest therein and that, other than in favour of the Assignee, these are not now outstanding any options, agreements or understandings capable of becoming an option or agreement for the sale, transfer or assignment of the Work Product or any interest therein;

(d) That in those jurisdictions that recognized the concept, the Work Product shall be a work made-for-hire and the Assignee shall be deemed to be the sole Author of the Work Product and shall be the sole owner of any and all rights therein;

(e) That when requested to do so by the Assignee, the undersigned will execute all further documents and papers and do all further acts and things pertaining to such Work Product and the copyright, patent, trade-mark, trade secret or other protection thereof as the Assignee may from time to time request. In this regard, the undersign hereby irrevocably appoints any officer or director of the Assignee for the time being as the undersigned's attorney, with full power of substitution, to execute and deliver all such documents and papers and to do all such acts and things, in the undersigned's name or otherwise, should the undersigned refuse or otherwise fail to do so. This power of attorney shall survive the death and incapacity of the undersigned and is coupled with an interest; and

(f) That the right, title and interest hereby conveyed, transferred and quitclaimed to the Assignee is free and clear of all claims, security interests, mortgages, encumbrances and equities of any kind or nature whatsoever.

IN WITNESS WHEREOF, the undersigned has executed this Assignment and Quitclaim under seal as of the ______ day of ____________, 2017.

SIGNED, SEALED & DELIVERED)

in the presence of)________________________________ l/s

) Signature of Assignor

) Name:__________________________

) Address:________________________